IMAGIS Technologies Inc. 1300-1075 W. Georgia Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

UK's National Crime Squad Chooses Imagis' Biometric Facial Recognition
Technology In Conjunction With Serco

ID-2000TM to be an essential tool to combat child pornography

29 November 2001 - (London, UK) - Imagis Technologies Inc. ("Imagis") (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) announced today, at the Biometrics 2001 Conference in London, that it is developing an application based on its advanced

ID-2000TM facial recognition technology with the National Crime Squad's ("NCS") strategic IT partner, Serco Plc, an international provider of management services to government and industry.

On 28 November 2001, the NCS seized computers and materials and arrested suspects as part of an international crackdown on child pornography, codenamed Operation Landmark. The facial technology being developed for them will analyze pictures and match them to images seized in previous operations carried out by the NCS. The application's key value is in enabling law enforcement agencies to identify victims and perpetrators as well as background imagery for criminal investigation and case preparation.

Detective Superintendent Peter Spindler, in charge of Operation Landmark for the NCS, stated, "For many years pedophiles have sought and gained access to images of children being sexually abused and exploited. Each image is evidence of a crime scene and the volume of material available globally is increasing daily. Police officers routinely seize tens of thousands of images and face a daunting task sifting through them to identify the child victims of appalling crimes. We are working on a national database solution based on Imagis ID-2000 facial recognition technology, which will be an essential tool for law enforcement officers in the fight against pedophilia and other crimes."

Andrew Williams, Senior Business Development Manager of Serco, said, "Imagis was chosen for their unrivaled capabilities in the design of image recognition software and associated applications."

Features of Imagis' ID-2000 include the ability to:

  identify an individual within very large databases of images in seconds;
  link records of victims and perpetrators;
  search for common background scenes as well as faces;
  transmit information in a highly-secure fashion;

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  search the database against both imagery and data;
  securely search local and remote databases regardless of their physical location; and
  use imagery from any source - live video, digital/analogue photos, scanners, etc.

Iain Drummond, President and CEO of Imagis, said, "We are delighted to be playing a central role in an application of facial recognition that will assist in combating this type of serious crime in society."

Imagis' facial recognition technology and software products have been installed at numerous locations including at the Royal Canadian Mounted Police, law enforcement agencies in the US and internationally, and at the Oakland and Toronto International Airports.

About Imagis Technologies Inc.

Imagis Technologies Inc. is an independent software developer of biometric solutions. Its ID-2000 facial recognition technology is being used by international agencies in the justice and law enforcement market. ID-2000 forms the basis of some of the world's largest criminal justice digital imaging systems.

Imagis' product suite includes the flagship criminal database application CABSTM, used by numerous law enforcement agencies. CABS provides an integrated view of data, arrest and booking information, evidence tracking and images, including faces.

Imagis is currently expanding into new markets such as security, e-commerce and identity verification at high traffic locations such as airports. Imagis markets its products through a global network of business partners.

Imagis went public in February 1999 and is listed on the OTCBB in the United States (IGSTF). Imagis is also listed on the Canadian Venture Exchange, under the symbol NAB and the Frankfurt Exchange in Germany (IGY).

Contact
Imagis Technologies Inc. Sandra Buschau Tel: + 1 604 684 4691 sandy@imagistechnologies.com	Schwartz Communications Inc. Christina Schneider, Annie Kim Tel: +1 415 512 0770 imagis@schwartz-pr.com